EXHIBIT 10.1

FIRST AMENDMENT TO THE

GENTIVA HEALTH SERVICES, INC.

2005 NONQUALIFIED RETIREMENT PLAN

WHEREAS, Gentiva Health Services, Inc. (the “Company”) maintains the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan (the “Plan”); and

WHEREAS, Section 10.3 provides that the Benefits Committee may amend the Plan from time to time, to the extent that the amendment does not result in increased costs to the Company; and

WHEREAS, the Benefits Committee wishes to amend the Plan to merge the portion of the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan which includes all Amounts Deferred after December 31, 2004 into the Plan as of May 1, 2008;

NOW THEREFORE, the Plan is amended as follows:

FIRST

Section 1.1 is hereby amended in its entirety to read as follows:

1.1 Background. The Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (“Prior Plan”) was established effective March 15, 2000, and was most recently amended and restated in its entirety effective January 1, 2003. To comply with new Code section 409A, the Prior Plan was divided into two plans effective November 1, 2007 in a spin-off transaction—(1) the continuing portion of the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan (the “Grandfathered Plan”), which includes all Amounts Deferred before January 1, 2005, except for after-tax deferrals (and earnings on such amounts) and (2) this Plan, the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan (the “Plan”), which includes all Amounts Deferred after December 31, 2004 and all after-tax deferrals (and earnings on such amounts), including after-tax deferrals made before January 1, 2005 under the Prior Plan. Effective May 1, 2008, the portion of the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan (the “Per Diem Plan”) which includes all Amounts Deferred after December 31, 2004 was merged into this Plan and the portion of the Per Diem Plan which includes all Amounts Deferred before January 1, 2005 was merged into the Grandfathered Plan. The Per Diem Plan ceased to exist as a separate plan after April 30, 2008 and any amounts designated to provide benefits under the Per Diem Plan were transferred to the Rabbi Trust Under the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan.

SECOND

Section 2.16 is hereby amended in its entirety to read as follows:

2.16 Employee means a (i) full-time, regular employee or (ii), effective on and after May 1, 2008, “per diem” employee of a Participating Employer who is designated as such on the books and records of the Participating Employer, as determined by the Plan Administrator.

THIRD

Section 3.1(a) is hereby amended in its entirety to read as follows:

(a) All participants in the Prior Plan as of the Effective Date shall become Participants hereunder as of the Effective Date. All active participants in the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan as of April 30, 2008 shall become Participants hereunder as of May 1, 2008; provided, however, that such “per diem” Participants shall not be eligible to receive Company or Participating Employer Contributions under Section 4.2.

FOURTH

Section 3.1(b) is hereby amended in its entirety to read as follows:

(b) On and after the Effective Date, Highly Compensated Employees (i) who are age twenty-one (21) or older; (i) who have completed one hour of service with a Participating Employer; (iii) who are employed by a Participating Employer on or after the Effective Date; (iv) who did not participate in the Prior Plan or in the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan; and (v) who are designated by the Plan Administrator as eligible to participate in the Plan, shall become eligible to make salary deferral contributions under Section 4.1 as of the first day of the first payroll period of the calendar month occurring on or after the date the Employee satisfies such eligibility requirements; provided, however, that such Highly Compensated Employees shall not be eligible to receive Matching Contributions under Section 4.2(a) until they have completed six (6) months of service with a Participating Employer. Notwithstanding the preceding provisions of this Section 3.1(b), a Highly Compensated Employee who is designated as a “per diem” employee on the books and records of the Participating Employer shall not be eligible to receive Company or Participating Employer Contributions under Section 4.2.

FIFTH

Section 3.2 is hereby amended in its entirety to read as follows:

3.2 Participation. To participate in the Plan, an eligible Highly Compensated Employee must enroll in the Plan, regardless of whether the Employee elects to make salary deferral contributions to the Plan. If an Employee fails to enroll in the Plan, the Plan Administrator shall nevertheless enroll the Employee in the Plan. Enrollment in the Plan is required in order for the Employee to be eligible to receive profit sharing contributions hereunder (which are available to Participants even if the Participant does not make any salary deferral contributions under the Plan, except as otherwise provided in Section 3.1(b) with respect to Participants who are designated as “per diem” employees on the books and records of a Participating Employer). Participants may enroll in the Plan in any format acceptable to the Plan Administrator, including, but not limited to, paper, facsimile, electronic record or voice response record. Participants who enrolled in the Prior Plan or the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan shall be deemed to be enrolled hereunder, and, except as otherwise provided herein, any elections under the Prior Plan or the Gentiva Health Services, Inc. Per Diem Associate Nonqualified Retirement and Savings Plan shall continue to apply under this Plan until changed in accordance with the terms of this Plan.

SIXTH

Section 4.2(a)(1) is hereby amended in its entirety to read as follows:

(1) The Participating Employer may match a Participant’s pre-tax and/or after-tax salary deferrals up to six percent (6%) of the Participant’s Total Compensation. The amount of the match, if any, will be announced each year and allocated to the Participant’s Matching Contribution Account. Notwithstanding the preceding provisions of this Section 4.2(a)(1), Participants who are designated as “per diem” employees on the books and records of a Participating Employer shall not be eligible to receive matching contributions under this Section 4.2(a).

SEVENTH

Section 4.2(b)(1) is hereby amended in its entirety to read as follows:

(1) The Participating Employer may also choose to make a profit sharing contribution, in addition to, or in lieu of, a matching contribution. If the Participating Employer makes a profit sharing contribution, only Participants employed by the Participating Employer on the last day of the Plan Year who have completed one thousand (1,000) Hours of Service during the Plan Year shall be eligible to receive an allocation from such profit sharing contribution.

Notwithstanding the preceding provisions of this Section 4.2(b)(1), Participants who are designated as “per diem” employees on the books and records of a Participating Employer shall not be eligible to receive profit sharing contributions under this Section 4.2(b).

EIGHTH

The effective date of this First Amendment shall be May 1, 2008.

IN WITNESS WHEREOF, the Benefits Committee hereby adopts this First Amendment to the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan.

BENEFITS COMMITTEE

John Potapchuk

Doug Dahlgard

Kevin Marrazzo

Brian Silva

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